Exhibit 99.2

Potash Price of $400 per Metric Ton Validates Prospect Global Resources’ China Contract

DENVER, CO, January 8, 2013 — Prospect Global Resources, Inc. (NASDAQ: PGRX) today stated that recently announced potash pricing of $400 per metric ton for shipments to industrial companies in Asia in the first half of 2013 validates the Company’s operating model and the value of the 10-year offtake agreement that it signed last fall with a major Chinese buyer.

In its Preliminary Economic Assessment of December, 2011, Prospect Global projected operating expenses of approximately $98 per metric ton of potash extracted. An updated Cost Feasibility Study on October 18, 2012, stated that operating expenses remained comfortably within confidence levels set by the December, 2011, preliminary economic assessment. At current pricing, such expenses would create significant operating margins, the Company said.

“Recent global potash prices further validate the cost infrastructure of Prospect Global’s operations,” Chief Executive Officer Patrick L. Avery said.

On October 22, 2012, Prospect Global and Sichuan Chemical Industry Holding (Group) Co., Ltd. of Chengdu, China, jointly announced a more than $2-billion, 10-year agreement under which Sichuan will purchase at least 500,000 metric tons of potash annually, or 25% of the projected output of Prospect Global’s American West Potash field in Holbrook, AZ.

“At current market levels, the long-term arrangement with Sichuan would yield attractive returns,” Mr. Avery said.

Sichuan Chemical is a state-owned enterprise that is China’s third-largest chemical company and one of its largest fertilizer manufacturers.

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.

Source: Prospect Global Resources, Inc.

Contact: Thomas Mulligan, +1-212-573-6100